FOR IMMEDIATE RELEASE

SBS Technologies Reports Results of First Quarter of
Fiscal Year 2006 Ended September 30, 2005

Albuquerque, New Mexico (October 18, 2005) - SBS Technologies® (Nasdaq: SBSE), a leading designer and manufacturer of embedded computer solutions for the government, commercial, and communications infrastructure markets, today announced the results of its first quarter of fiscal year 2006 ended September 30, 2005. Highlights for the quarter include:

  Sales were $34.4 million.
  Bookings were $40.1 million, and book-to-bill ratio was 1.17 to 1.
  A net loss of ($430,000) was incurred.
  EPS was ($0.03).
  Gross profit as a percentage of sales was 41.9%.
  Backlog at the end of the quarter was $50.2 million compared with $44.4 million at the end of the prior quarter.
  Cash at the end of the quarter was $55.9 million compared to $55.2 million at the end of the prior fiscal year.
  Eleven design wins were reported.

"The September quarter was an excellent bookings quarter with orders at $40.1 million, increasing our backlog to $50.2 million from $44.4 million at the end of the prior quarter. As we discussed in our press release dated September 27, 2005, sales were below our original guidance of $35 million to $37 million due to a combination of supplier problems and customer delays that unfortunately were not resolved in time to allow the affected shipments to occur before the end of September," said Clarence W. Peckham, CEO of SBS Technologies, Inc. "Although our first quarter financial results were not as strong as our original expectations, our solid bookings and increased backlog give us confidence we will achieve our sales projections for the fiscal year," added Peckham.

SALES

Sales for the first quarter were $34.4 million, a decrease of 1.5% compared to $34.9 million in sales for last year's first quarter. On a sequential basis, total sales decreased 9.5%, compared to $38.0 million in sales for the quarter ended June 30, 2005.

                                             SALES BY SEGMENT
                                          (dollars in millions)

                          Sept. 30,  % of    Sept. 30,  % of    June 30,   % of
Three months ended:         2005     total     2004     total     2005     total
------------------------  --------- -------  --------- -------  --------- -------

Americas Group.......... $    22.2      65% $    23.4      67% $    23.1      61%
Europe Group............      12.2      35%      11.5      33%      14.9      39%
                          --------- -------  --------- -------  --------- -------
Total................... $    34.4     100% $    34.9     100% $    38.0     100%
                          ========= =======  ========= =======  ========= =======

By segment, sales for the first quarter by the Americas Group were $22.2 million, a decrease of 5.2%, and sales by the Europe Group were $12.2 million, an increase of 6.2%, both compared to the first quarter of the previous fiscal year. On a sequential basis, sales by the Americas Group decreased 3.7% and sales by the Europe Group decreased 18.5%, both compared to the quarter ended June 30, 2005. In both periods, changes in currency exchange rates had minimal impact on sales.

                                           SALES BY END MARKET
                                          (dollars in thousands)

                          Sept. 30,  % of    Sept. 30,  % of    June 30,   % of
Three months ended:         2005     total     2004     total     2005     total
------------------------  --------- -------  --------- -------  --------- -------

Government.............. $    14.7      43% $    15.3      44%      16.4      43%
Communications..........      10.7      31%       9.4      27%      11.8      31%
Commercial..............       9.0      26%      10.2      29%       9.8      26%
                          --------- -------  --------- -------  --------- -------
Total................... $    34.4     100% $    34.9     100%      38.0     100%
                          ========= =======  ========= =======  ========= =======

By end market, for the quarter ended September 30, 2005, sales to government customers were $14.7 million, a decrease of 4.0%, sales to communications customers were $10.7 million, an increase of 14.7%, and sales to commercial customers were $9.0 million, a decrease of 12.5%, all compared to the first quarter of the prior fiscal year. On a sequential basis, sales to government customers decreased 10.3%, sales to communications customers decreased 9.4%, and sales to commercial customers decreased 8.4%, all compared to the quarter ended June 30, 2005.

For the quarter ended September 30, 2005, as a percentage of total sales, sales to one communications customer, Ericsson, represented 17% and sales to one commercial customer, Applied Materials, represented 7%. No other customer represented more than 5% of sales.

NET INCOME/(LOSS)

For the quarter ended September 30, 2005, SBS incurred a loss of ($430,000), compared to a profit of $1.2 million for the same period of the prior fiscal year. Net (loss) per common share - assuming dilution, for the quarter ended September 30, 2005, was ($0.03), compared to $0.08 reported for the first quarter of the prior fiscal year. The loss incurred for the quarter was primarily the result of lower than anticipated sales due to a combination of supplier problems and customer delays affecting shipments for the quarter.

GROSS PROFIT

Gross profit for the quarter as a percentage of sales was 41.9%, compared to 44.4% for the first quarter of the prior fiscal year, and 44.2% for the preceding quarter. Compared to the quarter ended September 30, 2004 and the preceding quarter, an increased proportion of sales of lower margin products and competitive pricing lowered gross profit as a percentage of sales. Consistent with SBS' Form 10-K for the year ended June 30, 2005, SBS has included the amortization of intangible assets associated with completed technology and license agreements as a separate component of cost of sales.

BACKLOG

Company backlog as of September 30, 2005 was approximately $50.2 million, compared to $46.9 million at the end of the first quarter of the prior fiscal year, and $44.4 million at the end of the preceding quarter. Bookings for the quarter were $40.1 million, resulting in a book-to-bill ratio of 1.17 to 1.

CASH

The cash balance at September 30, 2005 was $55.9 million compared to $55.2 million at the end of the prior fiscal year, and SBS remains debt free.

DESIGN WINS

During the quarter ended September 30, 2005, SBS achieved eleven design wins. In the government and commercial markets, each reported design win represents an initial purchase order of a minimum of $100,000 and is forecasted to produce a minimum of $500,000 in annual sales when in production.

Recognizing the different characteristics of the communications market, beginning this quarter SBS has lowered the minimum purchase order value for design wins in the communications market to $10,000, although the $500,000 minimum anticipated production rate remains unchanged. Based on quoting activity for design win opportunities, SBS believes that the production potential is large but initial orders are in low-value prototype quantities. The new threshold is more representative of customers' future order patterns in the communications market.

By market, seven design wins were for the government market, two were for the commercial market, and two were for the communications market.

All seven government wins were for systems. They are an F-16 fire control computer, vehicle management computers for the new Fire Scout Unmanned Aerial Vehicle, a flight computer for a new Unmanned Aerial Vehicle, a mission computer for an upgrade to the E2C Airborne Early Warning and Control (AWAC) military aircraft, a cockpit display upgrade for the B-52 Bomber, the control computer for the Expeditionary Fighting Vehicle (EFV), and a system for a NASA application. These are representative of the types of funded high-value programs that combine a wide variety of SBS' products into sophisticated systems.

In the commercial market, one of the design wins was to provide a single board computer and input/output (I/O) card used to provide video surveillance for public transportation facilities such as subway and train stations. The second commercial design win was an I/O card for an in-flight entertainment system for commercial aircraft. In-flight entertainment is a growing market as commercial airlines compete for passengers. SBS' commercial market focus is on projects such as these that offer high volume potential and can utilize the broad SBS product line.

In the communications market one design win was with a telecommunications equipment manufacturer for a T1/E1 I/O card in a communications controller for small and medium sized businesses providing voice (VOIP)/data/fax capability. The second design win was with Ericsson for a single board computer for a multi- source access node program.

NEW PRODUCTS

During the quarter, SBS released four new products: two were 3U CompactPCI® single board computers, one was a PCI Mezzanine Card (PMC) Intel®-based single board computer, and one was a high performance graphics PMC card.

The single board computers were developed to support market demand for more performance in both Intel and PowerPC® architectures. Customers are continuing to develop applications that require more performance in smaller form factors. An example is the CV1 PowerPC 3U CompactPCI card, which is being used in multiple military programs to upgrade flight computers.

The graphics board is used primarily in military applications, such as in the cockpit display upgrade for the B-52 previously discussed.

BUSINESS OUTLOOK

The following statements are based on current expectations and speak only as of the date of this release, October 18, 2005. These statements are forward- looking, and actual results may differ materially.

"In the communications market, we are continuing to see strong interest and increased proposal activity for our new family of AdvancedMC™ products," said Peckham. "In addition, we have placed product for evaluation and test with telecommunications equipment manufacturers' research and development labs. We believe the market opportunities are progressing as planned, with the remainder of fiscal year 2006 targeted to capture new design wins and low rate initial production, with significant production to follow in fiscal year 2007.

"I was particularly pleased with the results of our business development activities in the government market. This quarter, we had seven excellent design wins and strong bookings for follow on production for several preexisting design wins. Increased production orders in the government market are one of the key indicators for our anticipated second half growth.

"In the commercial market, we are continuing to pursue opportunities for semiconductor manufacturing equipment, image processing, and medical electronics applications. These are segments of the market that require high performance solutions which are a good fit for our product portfolio.

"As discussed in previous press releases, based on our forecasts, we expect that a significant amount of our revenue growth for fiscal year 2006 will occur in the second half of the fiscal year. This is due to two primary factors. First, we expect revenues from AdvancedMC products to begin to ramp up during the later part of the year. Second, based on customers' forecasts, orders for military systems will increase as we progress through the fiscal year.

"Based on our backlog and our customers' forecasts, we expect sales for the second quarter of fiscal year 2006 ending December 31, 2005 to be between $37 million and $39 million. This forecast reflects a government customer push-out of approximately $4 million due to technical issues not involving our product. This order, originally scheduled to ship in the second quarter, is now scheduled to ship in the second half of our fiscal year. For the fiscal year ending June 30, 2006, we continue to expect sales to be between $165 million and $175 million," said Peckham.

CONFERENCE CALL INFORMATION

SBS will host a conference call to discuss further the results of the quarter at 4:45 p.m. Eastern Time, Tuesday, October 18, 2005. To access the call, dial toll-free (800) 988-9518, or international dial +1(610) 794-9308. The passcode for the conference call is "SBS." The call will also be webcast live, and later archived for a limited time in the Investor Relations section of the SBS web site at http://www.sbs.com. An audio replay of the call may be accessed approximately one hour following the conclusion of the call by dialing (800) 841-6832 or international (203) 369-3832. There is no passcode for the audio replay. The replay will be available through October 29, 2005.

ABOUT SBS TECHNOLOGIES

SBS Technologies, Inc., (Nasdaq: SBSE) founded in 1986, designs and builds a wide range of standard and customized embedded computer products. Our products include processor boards, input/output modules, networking devices, and complete computer systems. Our products are used in many industries, including telecommunications, medical electronics, industrial automation and defense. Headquartered in Albuquerque, New Mexico, SBS maintains eight primary operating locations, has regional sales offices throughout the United States and has international sales and support offices in six countries. More information on SBS is available at www.sbs.com.

This release contains forward-looking statements regarding future events and the future financial performance of SBS, including future sales, earnings, shipment delays by customers, market conditions, customer demand, and bookings, and the continued development of SBS' competitive position, that are subject to a number of risks and other factors which could cause the actual results to differ materially from those projected or implied in the forward-looking statements. Among these factors are: timing of receipt of government production orders; continued health of SBS' end markets, including the semiconductor manufacturing equipment market and the telecommunications market; sales to Ericsson to continue during fiscal year 2006 at approximately the same dollar sales level as during fiscal year 2005; the rate of adoption of the new AdvancedTCA standard in the telecommunications market; business and economic conditions generally affecting SBS' customers and their end customers, including but not limited to the changes in size and program priorities of military procurement budgets; a high degree of uncertainty and rapid change in the markets addressed by SBS' products that could reduce sales or render certain SBS products obsolete; customer demand for and acceptance of SBS' products which may affect both sales and margins; SBS' ability to design, test and introduce new products on a timely basis; and the other risk factors listed from time to time in SBS' Securities and Exchange Commission reports, including those listed under "Risk Factors" in SBS' Annual Report on Form 10-K for the year ended June 30, 2005 filed with the SEC.

Brand or product names are registered trademarks or trademarks of their respective holders.

Tables to Follow

SBS Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
 Thousands (except per share amounts)
(Unaudited)

                                                                            Three Months Ended
                                                                               September 30,
                                                                          ----------------------
                                                                              2005        2004
                                                                          ----------  ----------
Sales................................................................... $   34,361  $   34,884
Cost of sales:
  Cost of products sold.................................................     19,716      19,040
  Amortization of intangible assets.....................................        259         367
                                                                          ----------  ----------
    Total cost of sales.................................................     19,975      19,407
                                                                          ----------  ----------
Gross profit............................................................     14,386      15,477

Selling, general and administrative expense.............................      8,661       8,023
Research and development expense........................................      6,693       5,505
Amortization of intangible assets.......................................         78         438
                                                                          ----------  ----------
Operating income (loss).................................................     (1,046)      1,511
                                                                          ----------  ----------
Interest and other income, net..........................................        396         141
Foreign exchange losses.................................................        (12)       (102)
                                                                          ----------  ----------
                                                                                384          39
                                                                          ----------  ----------
Income (loss) before income taxes.......................................       (662)      1,550
Income tax expense (benefit)............................................       (232)      2,225
                                                                          ----------  ----------
Net income (loss)....................................................... $     (430) $    1,292
                                                                          ==========  ==========

Earnings per share data:
  Net income (loss) per share........................................... $    (0.03) $     0.08
                                                                          ==========  ==========
  Net income (loss) per share -
  assuming dilution..................................................... $    (0.03) $     0.08
                                                                          ==========  ==========

Weighted average shares used in net income
  (loss) per share computations.........................................     15,646      15,504
                                                                          ==========  ==========
Weighted average shares used in net income
  (loss) per share - assuming dilution
  computations..........................................................     15,646      15,664
                                                                          ==========  ==========

SBS Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
 Thousands (except per share amounts)
(Unaudited)

                                                               September 30,         June 30,
                                                                       2005               2005
                                                                 ----------------   ----------------
                          ASSETS
Current assets:
  Cash and cash equivalents.................................... $         55,868   $         55,195
  Receivables, net ............................................           27,358             27,535
  Inventories..................................................           22,377             21,815
  Deferred income taxes........................................            1,355              1,361
  Prepaid expenses.............................................            1,557              1,676
  Other current assets.........................................              972                718
                                                                 ----------------   ----------------
    Total current assets.......................................          109,487            108,300

Property and equipment, net....................................            7,418              7,635
Goodwill.......................................................           17,134             16,995
Intangible assets, net.........................................            2,840              3,108
Deferred income taxes..........................................           15,429             15,529
Other assets...................................................              941                891
                                                                 ----------------   ----------------
    Total assets............................................... $        153,249   $        152,458
                                                                 ================   ================
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................. $          5,490   $          4,509
  Accrued representative commissions...........................              716                819
  Income taxes payable.........................................            2,166                 --
  Accrued compensation.........................................            5,093              4,851
  Accrued severance and consolidation costs....................              304                424
  Other current liabilities ...................................            3,464              2,785
                                                                 ----------------   ----------------
    Total current liabilities..................................           17,233             13,388
Other long-term liabilities....................................              190                132
                                                                 ----------------   ----------------
    Total liabilities..........................................           17,423             13,520
                                                                 ----------------   ----------------
Stockholders' equity:
  Common stock, no par value; 200,000,000 shares authorized;
    15,646,255 issued and outstanding at September 30, 2005,
    15,645,929 issued and outstanding at June 30, 2005                    98,941             98,369
  Unearned compensation .......................................             (525)               (84)
  Accumulated other comprehensive income.......................            2,252              2,014
  Retained earnings............................................           35,158             35,588
                                                                 ----------------   ----------------
    Total stockholders' equity.................................          135,826            135,887
                                                                 ----------------   ----------------
    Total liabilities and stockholders' equity................. $        153,249   $        149,407
                                                                 ================   ================

###

Contact: Jennifer D. Wade
Investor Relations
Tel. (505) 875-0600
Fax. (505) 875-0404
email: jwade@sbs.com